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                                                               EXHIBIT 99.1


                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT ("Agreement") is made and entered into as of _________________, 1996, by and among __________________________, having its principal place of business at
______________________________________________________ and Cragar Industries,
Inc. (the "COMPANY"), having its principal place of business at 4636 N. 43rd Avenue, Phoenix, Arizona 85031.

                                    RECITALS

         A. The Company proposes to offer for sale (the "OFFERING") up to 1,000,000 shares of its Common Stock, $0.01 par value (the "COMMON STOCK"), and up to 1,000,000 Warrants to Purchase Common Stock (the "WARRANTS"). The Common Stock and the Warrants offered (hereinafter collectively referred to as the "UNITS") may only be purchased pursuant to the Offering together, as one share of Common Stock and one Warrant, at a price of $6.00 per Unit. The Units are being offered by the Company on a "best efforts, all or none" basis with respect to the first 666,667 Units (the "MINIMUM OFFERING"), and on a "best efforts" basis with respect to sales of the remaining 333,333 Units. The maximum number of Units that may be sold in the Offering is 1,000,000 (the "MAXIMUM OFFERING").

         B. Although the Units may be offered directly by the Company, the Company anticipates that it will also engage independent broker-dealers who are members of the National Association of Securities Dealers, Inc. ("PARTICIPATING DEALERS") to sell the Units. All Participating Dealers will agree to conduct the Minimum Offering subject to and in compliance with the terms and conditions of this Agreement.

         C. The Company desires to establish an escrow account in which funds received from subscribers for the Units will be deposited pending completion of the escrow period. __________________________ agrees to serve as Escrow Agent (together with its successors and assigns hereunder, the "Escrow Agent") in accordance with the terms and conditions set forth herein and subject to the approval of the state securities administrators set forth on the list attached hereto as Exhibit A (hereinafter referred to as the "STATE ADMINISTRATORS"). The Escrow Agent must be satisfactory to the State Administrators and it is not affiliated with the Company.

         D. The purpose of this Agreement is to comply with the provisions of Rules 10b-9 and 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended, and with the applicable securities laws of all states in which the Offering of Units is made.

         NOW, THEREFORE, in consideration of the respective covenants, agreements, representations, and warranties contained herein, the parties hereto agree as follows:
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                                    AGREEMENT

         1. ESTABLISHMENT OF ESCROW ACCOUNT. Effective as of the date of the commencement of the Offering, the parties hereby establish an escrow account with the Escrow Agent, which escrow account shall be entitled "Cragar Industries, Inc./_____________________ Escrow Account #____________" (the
"ESCROW ACCOUNT"). Escrow Agent, by its signature hereon, accepts the escrow agency created by this Agreement, and agrees to carry out its duties as Escrow Agent hereunder pursuant to the terms and conditions contained herein.

         2. DEPOSITS INTO THE ESCROW ACCOUNT. All monies received from subscribers of the Units prior to disbursement of the Escrow Account as provided herein will be deposited with the Escrow Agent by twelve o'clock noon of the next business day after receipt of said monies from subscribers, together with or followed promptly by a written account of each sale (each a "Sale Account"), which Sale Accounts shall set forth, among other things, the subscriber's name and address, Social Security or taxpayer identification number, the number of Units purchased, the amount paid therefor, the form of subscription payment such as whether the subscription payment was in the form of a check, draft, or money order, the date of said check, draft, or money order, and the date received and delivered to the Escrow Agent. All monies so deposited in the Escrow Account are hereinafter referred to as the "ESCROW AMOUNT." The Company and any Participating Dealers will instruct subscribers to the Units to make subscription payments in the form of checks, drafts or money orders payable to __________________________, AS ESCROW AGENT FOR CRAGAR INDUSTRIES, INC." Any such payments received that are made payable to a party other than the Escrow Agent shall be promptly returned by the Escrow Agent to the Company or the Participating Dealer who submitted the payment. With the approval of the Company and the Escrow Agent, subscription payments may also be tendered by wire transfer to the Escrow Account pursuant to instructions given by the Escrow Agent to the Company or the Participating Dealer. The Escrow Agent will promptly deposit all subscription payments received by it and cleared for payment as good funds into the Escrow Account. Subscription funds received by the Company and any Participating Dealer during the pendency of the Offering will continue to be deposited with the Escrow Agent in accordance with this Agreement notwithstanding the sale of the Minimum Offering and the disbursement of funds constituting the Minimum Offering.

                  The State Administrators shall have the authority to inspect the Escrow Account without obtaining any further permission from the Company and/or the Escrow Agent.

                  Unless and until all of the State Administrators order the release of funds constituting the Minimum Offering to the Company and such funds are disbursed to the Company hereunder, such funds shall not be, nor shall such funds be considered to be, assets of the Company. Following the disbursement of funds constituting the Minimum Offering, until funds held in the Escrow Account are disbursed to the Company in accordance with the terms hereof, such funds shall not be, nor shall such funds be considered to be, assets of the Company.

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         3. ESCROW PERIOD. The period for the existence of the escrow (the
"ESCROW PERIOD") shall begin with the commencement of the Offering and shall terminate upon Escrow Agent's disbursement of all funds in the Escrow Account in accordance with Section 4 hereof following the earlier to occur of the following dates:

                  A. The expiration of one hundred twenty (120) days from the date of commencement of the Offering, unless extended one or more times as permitted in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, in connection with the Offering (the "REGISTRATION STATEMENT") for up to a total additional one hundred twenty (120) days at the sole discretion of the Company, with a copy of each such extension to the Escrow Agent and the State Administrators (the "MINIMUM OFFERING PERIOD"), unless subscriptions for at least Four Million Two and No/100 Dollars ($4,000,002) (the "MINIMUM OFFERING AMOUNT") have been received within the Minimum Offering Period;

                  B. The sale of the maximum amount of Units being offered pursuant to the Offering (1,000,000 Units) in accordance with this Agreement;

                  C. The date upon which a determination is made by the Company pursuant to Section 6 hereof to withdraw or terminate the Offering with notice of such determination being given to the Escrow Agent, and if such determination is made prior to the sale of the Minimum Offering and disbursement of the Minimum Offering Amount, to the State Administrators (the "COMPANY TERMINATION DATE").

                  Without further agreement between the Company and the Escrow Agent, the Escrow Period will not extend beyond ________________, (two years after the commencement of the Offering).

                  The Company is aware and understands that, during the Escrow Period, it is not entitled to any funds received into escrow except upon disbursement of such amounts to the Company as provided in this Agreement, and except as so provided, no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

         4. DISBURSEMENTS FROM THE ESCROW ACCOUNT.

                  Escrow Agent will disburse monies from the Escrow Account as follows:

                  A. In the event the Escrow Agent does not receive deposits totalling the Minimum Offering Amount within the Minimum Offering Period or in the event that the Escrow Agent has received written notice from the Company of the Company Termination Date prior to the sale of the Minimum Offering and disbursement of the Minimum Offering Amount, the Escrow Agent shall promptly notify the State Administrators by telephone, confirmed in writing, of such fact

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and shall, upon approval by the State Administrators, promptly thereafter refund to each subscriber the amount received from the subscriber, without deduction, penalty, or expense to the subscriber, together with a proportionate share of the interest earned in the Escrow Account allocable to such subscriber, taking into account the amount received from the subscriber and the length of time held, and the Escrow Agent shall notify the Company (who shall notify any Participating Dealers) of its distribution of the funds. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

                  B. In the event the Escrow Agent receives the Minimum Offering Amount within the Minimum Offering Period, the Escrow Amount will not be released to the Company until such amount is received by the Escrow Agent in collected funds and the release provisions set forth in Section 4.C below are complied with. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash. The Minimum Offering Amount may be met by funds that are deposited from the effective date of the Offering up to and including the last day of the Minimum Offering Period. The Escrow Amount will not be released to the Company and the Offering may not proceed to closing until subscriber checks have been collected through the normal banking channels in an aggregate amount sufficient to meet the Minimum Offering Amount. Purchases made after the Minimum Offering Period may not subsequently be counted to meet the Minimum Offering Amount should checks tendered during the Minimum Offering Period fail to clear the banking system. In no event may a Participating Dealer substitute its own good check for the check of a purchaser that has insufficient funds nor otherwise purchase Units to satisfy the Minimum Offering Amount unless purchasing for investment during the Minimum Offering Period and the Offering document discloses the maximum amount of such potential purchase and such arrangement has been approved by the State Administrators.

                  C. In no event will funds be released to the Company until the State Administrators have entered an Order authorizing the release of funds in the Escrow Account. Such Order will be entered only after receipt by the State Administrators of an application that includes the following:

                  (1) A verified statement duly executed by the Escrow Agent setting forth the total amount in collected funds on deposit with the Escrow Agent at the date of such filing, including collected funds on deposit in the Escrow Account at the conclusion of the Minimum Offering Period and the funds received prior to the conclusion of the Minimum Offering Period and subsequently collected as provided in Section 4.B, [and separately stating the amount of any additional subscription funds received following the conclusion of the Minimum Offering Period.]

                  (2) A verified statement duly executed by the Company which states:

                           (a) That all required proceeds received by it and, to
the best of its knowledge, received by any Participating Dealer from the sale of the Units have been placed with the Escrow Agent in accordance with the terms and conditions of this Agreement and that there have

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been no material omissions or changes in the financial condition of the Company, or other changes of circumstances, that would render the amount of the proceeds inadequate to finance the Company's proposed plan of operations, business, or enterprise;

                           (b) That the required proceeds are represented by
unconditional subscription agreements which are not loans and are not subject to rescission or rejection by the subscribers and which have been accepted by Company and are not subject to further rejection by the Company;

                           (c) That there have been no material omissions or
changes that would render the representations contained in the Registration Statement to be fraudulent, false or misleading; and

                           (d) Such other information as the State
Administrators may require.

                  D. Following the sale of the Minimum Offering, collected funds received into the Escrow Account up to the amount of the Maximum Offering shall be disbursed by the Escrow Agent to the Company from time to time upon receipt by the Escrow Agent of a statement of the Company to the effect that the subscriptions of the subscribers who tendered such funds have been accepted and containing instructions to the Escrow Agent to release such funds.

                  The Company will cause Units to be issued and delivered to subscribers promptly following its receipt of the proceeds from the sale of such Units pursuant to this Agreement. Until the terms of this Agreement with respect to Units have been met and the funds hereunder received from subscriptions for Units have been released to the Company, the Company may not issue any certificates or other evidence of Units.

                  E. Prior to or concurrently with disbursement of any funds to the Company hereunder, the proceeds representing the commission of any Participating Dealer will be disbursed to such Participating Dealer. Escrow Agent shall not have to calculate the amount of commission to be delivered to a Participating Dealer hereunder but shall rely on the written instructions of the Company with respect thereto.

         5. COLLECTION PROCEDURE. The Escrow Agent is hereby authorized to forward each check, draft, and money order or other form of subscription payment for collection and, upon collection of the proceeds of each such check, draft, and money order or other form of subscription payment, deposit the collected proceeds in the Escrow Account.

         Any check returned unpaid to the Escrow Agent shall be returned to the Company or the Participating Dealer that submitted the check. In such cases, the Escrow Agent will promptly notify the Company of such return and Escrow Agent will be reimbursed by the Company for any expenses so incurred.

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         The Company shall have the ability to reject the subscription of any person in whole or in part for any reason. The Company will certify in writing to the Escrow Agent the fact of any rejection of any subscription, including the name of the subscriber whose subscription is rejected in whole or in part, the amount of funds submitted by the subscriber and the portion thereof that has been rejected. If the Company rejects any subscription or portion thereof for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscriber for the portion of his subscription so rejected. If the Company rejects any subscription or portion thereof for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check, or portion thereof so rejected, to the rejected subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection and the subscription is rejected in whole, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection and the subscription is rejected in part only, the Escrow Agent will submit the subscriber's check for collection and will promptly issue a check for the rejected portion of the subscriber's subscription to the rejected subscriber after the Escrow Agent has cleared such funds. All funds returned to a rejected subscriber shall include interest, calculated based on such subscribers' proportionate share of interest earned in the Escrow Account, taking into account the amount received from the subscriber and the length of time held.

         6. TERMINATION OF THE OFFERING. The Company may terminate the Offering for any reason and at any time during the Escrow Period. If the Offering is so terminated, the Company shall so notify Escrow Agent in writing. In the absence of any such notification, Escrow Agent shall assume the Offering has not been terminated.

         7. INSTRUCTIONS TO THE ESCROW AGENT. Escrow Agent shall not accept instructions regarding the funds in the Escrow Account or the Offering other than from an authorized representative of the Company. ______________________________________ is currently the authorized representative of the Company. The Company may notify Escrow Agent in writing of the designation of any substitute or additional authorized representative. Escrow Agent shall be entitled to rely on the written instructions of any authorized representative or of any substitute.

         8. INVESTMENT OF ESCROW AMOUNT. The Escrow Agent may invest the Escrow Amount only in such accounts or investments as the Company may specify by written notice. The Company may only specify investment in (1) bank accounts,
(2) bank money-market accounts, (3) short-term certificates of deposit issued by a bank, or (4) short-term securities issued or guaranteed by the U.S. Government. Following the termination of the Escrow Period, Escrow Agent shall deliver to the Company in a single, lump-sum payment all interest earned on funds in the Escrow Account and not theretofore paid to subscribers in accordance with the terms of this Agreement. The amount of interest earned shall be calculated by the Escrow Agent and provided to the Company at the closing of the Escrow Account.

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         9. COMPLIANCE WITH TAXATION MATTERS. The Company shall provide the
Escrow Agent with a completed Internal Revenue Service ("IRS") Form W-9 upon the execution of this Agreement. The Escrow Agent may delay accepting escrow funds until the IRS forms have been provided. The Company shall be responsible for any requirements for paying taxes or reporting any payments for tax purposes.

         10. COMPENSATION OF ESCROW AGENT. The Company shall pay the Escrow Agent a fee for its escrow services in accordance with the fee schedule attached hereto as Exhibit B. However, no such fee or any monies whatsoever shall be paid out of or chargeable to the funds on deposit in the Escrow Account.

         11. RESIGNATION OF ESCROW AGENT. Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by giving all other parties hereto at least thirty (30) days' notice in accordance with Section 14.A. If a successor escrow agent is not appointed within the 30-day period following such notice, Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent. As soon as practicable after its resignation, Escrow Agent shall turn over to a successor escrow agent appointed by the Company and satisfactory to the State Administrators all monies and property held hereunder (less such amount as Escrow Agent is entitled to retain) upon presentation to Escrow Agent of the document appointing the new escrow agent and its acceptance of such appointment and will be released from any further responsibility or obligation in connection with the Escrow Account on this Agreement.

         12. DUTY AND LIABILITY OF THE ESCROW AGENT; INDEMNIFICATION. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive funds hereunder and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company or any Participating Dealer is complying with the requirements of this Agreement in tendering to the Escrow Agent subscription funds tendered by subscribers to the Units. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order, or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order, or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit, or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult with counsel in respect of any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

                  The Company hereby indemnifies and holds harmless the Escrow Agent from and against, any and all loss, liability, cost, damage, and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim, or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim, or proceeding is the result of the [gross negligence or] willful misconduct of the Escrow Agent. The

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Escrow Agent may consult with counsel in respect of any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel. Within fifteen (15) days following the receipt by Escrow Agent of notice of any demand or claim or the commencement of any action, suit, or proceeding relating to this Agreement for which indemnification will be claimed hereunder, the Escrow Agent shall notify the Company in writing in accordance with the notification provisions of this Agreement. The Company may defend Escrow Agent with counsel reasonably satisfactory to it against any such demand or claim if it so notifies Escrow Agent within fifteen (15) days following receipt of a notice from Escrow Agent as described above.

         13. MAINTENANCE OF RECORDS. The Escrow Agent shall maintain the Sale Accounts provided to the Escrow Agent pursuant to Section 2 hereof and a record of all payments returned and disbursements made from the Escrow Account as provided in this Agreement. The Escrow Agent shall also provide the Company on request, and otherwise from time to time in accordance with its normal procedures, a report stating the balance in the Escrow Account and the interest earned therein. At the written request of the Company, the Escrow Agent will provide such information regarding the Escrow Account as may be requested from time to time by the State Administrators.

         14. MISCELLANEOUS.

                  A. NOTICES. All notices, reports, instructions, requests, and other communications given under this Agreement ("NOTICES") shall be in writing, delivered by hand, by facsimile with confirmation of receipt, by receipted mailed, or by delivery service, and shall be deemed given when received. Notices shall be addressed to the parties hereto at their addresses or facsimile numbers listed on the signature pages hereof. A party may change its address or numbers for Notices by giving notice to all other parties in accordance with this paragraph.

                  B. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Arizona (without taking into consideration its choice of law provisions).

                  C. ENTIRE AGREEMENT. This Agreement, together with any exhibits and/or schedules referred to herein, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith.

                  D. ASSIGNMENT. All of the terms, covenants, conditions, and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and to their respective representatives, successors, and assigns.

                  E. AMENDMENTS; WAIVERS. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party

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waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

                  F. SEVERABILITY. The invalidity of any provision hereof shall in no way affect the validity of any other provision hereof. Each of the parties shall at the request of the other party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

                  G. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                  IN WITNESS WHEREOF, the Company and the Escrow Agent have entered into this Agreement on the date first set forth above.

                                       COMPANY
                                       Cragar Industries, Inc.

                                       By:_____________________________________
                                             Michael L. Hartzmark, President

                                       Address for Notices:
                                       4636 North 43rd Avenue
                                       Phoenix, Arizona 85031
                                       Facsimile: (602) 846-0684

                                       ESCROW AGENT

                                       By:_____________________________________
                                                  Authorized Officer

                                       Address for Notices:

                                       Facsimile:

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